INTERSTATE DATA USA, INC.
DEFERRED COMPENSATION AGREEMENT
FOR RANDALL R. CARPENTER

This deferred compensation agreement (the “Agreement”) is made effective as of the 30th day of December, 2008 (the “Effective Date”), by and between Interstate Data USA, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Randall R. Carpenter (the “Executive”).

RECITALS

WHEREAS, Executive has served as the President of the Company; and

WHEREAS, the Company recognizes that Executive has contributed to the growth and success of the Company; and

WHEREAS, Executive has foregone compensation for his services rendered to the Company due to insufficient capital; and

WHEREAS, the Company has entered into a certain private placement offering to raise capital for the Company.

NOW, THEREFORE, the Company has determined that it is in the best interests of the Company to recognize the Executive’s performance by paying Executive for his services rendered to the Company upon raising sufficient capital from the private placement offering.

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Definitions.  As used herein, the following terms shall have the meaning indicated:

(a) “Benefit” shall mean the deferred compensation amount set forth in Section 2 hereof.

(b) “Beneficiary” shall mean the person or persons designated by the Executive, upon such forms as shall be provided by the Board, to receive payment of the Executive’s Award in the event of the Executive’s death after vesting of the Benefit, but prior to payment.  If the Executive shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Executive or die simultaneously with the Executive, then the Beneficiary shall be, in the following order of preference: (1) the Executive’s surviving spouse, if any, or (2) the Executive’s estate.

(c) “Board” shall mean the duly elected members of the Board of Directors of the Company.

(d) “Company” shall mean Interstate Data USA, Inc., a corporation organized under the laws of the State of Delaware, and its successors or assigns.

(e) “Executive” shall mean Randall R. Carpenter.

(f) “Internal Revenue Code” shall mean the Internal Revenue Code of l986, as amended from time to time.

(g) “Private Placement Offering” shall mean that certain private placement offering, effective on or about July 22, 2008, pursuant to which the Company is offering 7.0 million shares of the Company’s common stock at $3.00 per share, for gross proceeds to the Company of $21,000,000 with an option to accept additional subscriptions for an aggregate 10.0 million shares of common stock for aggregate gross proceeds of $30.0 million, which offering has been extended until June 30, 2009.  Private Placement Offering shall also mean any future private placement offering of common stock if the current Private Placement Offering expires.

(h) “Termination Date” shall mean the 5th anniversary of the Effective Date.

2.    Benefit.  Upon the vesting of the Benefit pursuant to the terms of Section 3 hereof, Executive shall be entitled to receive an amount equal to Four Hundred Twenty-Five Thousand dollars ($425,000) of deferred compensation plus an additional Eight Thousand Three Hundred Thirty-Three dollars Thirty-Three cents ($8,333.33) for each whole calendar month of service with the Company after the Effective Date.

3.    Vesting of Benefit.  Executive’s Benefit shall be subject to a substantial risk of forfeiture.  Executive shall become fully vested in his Benefit upon the date on or before the Termination date that the Company has raised four million dollars ($4,000,000) in its current Private Placement Offering or in aggregate with any future private placement offering.  If the Company fails to raise $4,000,000 on or before the Termination Date, the Executive’s Benefit shall be forfeited on the Termination Date.

4.    Time of Payment of Benefit.  The Benefit shall be paid to the Executive , thirty (30) days after the Benefit becomes vested in accordance with the terms of Section 3.  Payment, however, may be made up to thirty (30) days earlier.  To the extent payment can not be made timely due an unforeseeable administrative impracticability, such payment will be paid as soon as administratively practicable thereafter.

5.    Method of Payment of Benefit.  The Company shall pay to the Executive the Benefit, less applicable employment and withholding taxes, in one lump-sum payment in cash.

6.    Transferability of Benefit. The Benefit shall not be subject to alienation, assignment, pledge, charge or other transfer and any attempt to make any such prohibited transfer shall be void.

7.    Administration of the Agreement.

(a) Powers and Duties.  The Board shall be responsible for the management, operation and interpretation of the Agreement.

(b) Interpretation.  The undersigned Executive hereby accepts as binding, conclusive and final all decisions or interpretations of the Board any questions arising under this Agreement.

(c) Executive Bound.  Any action with respect to the Agreement taken by the Board shall be final, binding and conclusive upon the Executive, Beneficiaries and other affected persons, in the absence of clear and convincing evidence that the Board acted arbitrarily and capriciously.

(d) Receipts.  Any payment to the Executive or any Beneficiary in accordance with the provisions of the Agreement shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Board under the Agreement.  If the Executive or any Beneficiary is determined by the Board to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Board may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Board to follow the application of such funds.

(e) Exercise of Discretion.  In exercising any discretion grant to them under the Agreement, the Board shall not be required to follow past practices, act in a manner consistent with past practices, or treat the Executive or any Beneficiary in a manner consistent with the treatment of any other employee or service provider.

8.    Withholding or Deduction for Taxes.  The Company shall have the right to deduct from any cash payment under the Agreement any federal, state, local or foreign taxes that the Company determines to be required by law to be withheld with respect to such payment.

9.    Miscellaneous.

(a) Unfunded Agreement.  The obligations of the Company under this Agreement shall be paid from the general assets of the Company not from any particular fund.  The Executive shall have the status of a general unsecured creditor of the Company, and the Agreement constitutes a mere promise by the Company to make benefit payments in the future.  Nothing contained in this Agreement shall be interpreted to grant to the Executive or any Beneficiary, any right, title or interest in any property of the Company or its stockholders.

(b) Governing Law.  The Agreement shall be construed, administered, and governed in all respects under and by the internal laws of the State of Texas, without giving effect to principles of conflict of laws, and applicable federal laws.

(c) Notices.  Any notice given pursuant to this Agreement may be served personally on the party to be notified or may be mailed, with postage thereon fully prepaid, by certified mail, with return receipt requested, or sent by overnight delivery service, addressed as set forth by the party's signature of this Agreement or at such other address as such party may designate in writing from time to time.  Any notice given as provided in the preceding sentence shall be deemed delivered when given, if personally served, or five (5) business days after mailing, if mailed.

(d) Further Acts.  Each party to this Agreement agrees to perform such further acts and to execute and deliver such other and additional documents as may be reasonably necessary to carry out the provisions of this Agreement.

(e) Severability.  If any provision of this Agreement is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Agreement shall continue in full force and effect.

(f) Headings and Subheadings.  Headings and subheadings in this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

(g) Gender.  The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.

(h) No Trust or Fund Created.  This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Executive or any other person.  The Award Benefit represents only the Company’s unfunded and unsecured promise to pay an amount to the Executive in the future.  To the extent that the Executive or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.

(i) Waiver and Assignment.  No waiver by either party of any breach by the other party to this Agreement of any condition or provision of this Agreement shall be deemed a waiver of any other conditions or provisions of this Agreement.  Except as set forth herein, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(j) Complete Agreement.  This Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

(k) Non-Exclusive Benefits.  The benefits granted to the Executive under this Agreement shall be in addition to other compensation or benefits related to his employment with the Company.

(l) No Employment Contract.  This Agreement does not constitute a contract of employment or impose on the Executive or the Company any obligations to retain the Executive as an employee, to change the status of the Executive’s employment, or to change the Company’s policies regarding termination of employment.

(m) Compliance with Section 409A.  It is the Company’s intention that the benefits and rights to which the Executive could become entitled to under this Agreement are exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) by reason of the short-term deferral exception set forth in Section 1.409A-1(a)(4) of the Treasury Regulations, and the provisions of the Agreement shall be interpreted in a manner consistent with this intention.  If the Executive or the Company believes, at any time, that any of such benefit or right is not exempt and does not comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply (with the most limited possible economic effect on the Executive and on the Company) with Section 409A.  Notwithstanding the foregoing, the Company does not make any representations that the benefits under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any Beneficiary for any tax, additional interest or penalties that the Executive or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(n) No Rights as Stockholders.  The Executive and Beneficiaries shall have no rights as stockholders of the Company as a result of any rights granted to them under the Agreement.

(o) Advice of Counsel.  The Executive acknowledges and agrees that he has been provided with a copy of this Agreement for review prior to signing it, that he has been provided the opportunity to have this Agreement reviewed by his own attorney prior to signing it, and that he understands the purposes and effects of this Agreement.

10.    Termination Date.  The Agreement shall terminate on the Termination Date.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have entered into this Interstate Data USA, Inc. Deferred Compensation Agreement with Randall R. Carpenter as of the date first above written.

COMPANY:

INTERSTATE DATA USA, INC.

By:	/s/ Vincent O. Ebuh
Name:	Vincent O. Ebuh
Title:	Chairman of the Board

EXECUTIVE:

By:	/s/ Randall R. Carpenter
Randall R. Carpenter
Address:
2652 Central Parkway
Ashland, Kentucky 41102